Putnam Global Equity Fund, as of April 30, 2014, semiannual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	3,649
Class B	0
Class C	0
Class M	0

72DD2 (000s omitted)

Class R	3
Class R5	0
Class R6	82
Class Y	199

73A1

Class A	0.054
Class B	0
Class C	0
Class M	0

73A2

Class R	0.029
Class R5	0.095
Class R6	0.108
Class Y	0.084

74U1	(000s omitted)

Class A	66,671
Class B	1,648
Class C	1,416
Class M	1,011


74U2	(000s omitted)

Class R	103
Class R5	1
Class R6	788
Class Y	2,551

74V1

Class A	12.78
Class B	11.50
Class C	12.10
Class M	12.25

74V2

Class R	12.65
Class R5	13.23
Class R6	13.23
Class Y	13.20

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.